UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2017

WHOLE FOODS MARKET, INC.
(Exact name of registrant as specified in its charter)

Texas (State of incorporation)	0-19797 (Commission File Number)	74-1989366 (IRS Employer Identification Number)

550 Bowie Street
Austin, Texas 78703
(Address of principal executive offices)

(512) 477-4455
(Registrant's telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

        On June 15, 2017, Whole Foods Market, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among Amazon.com, Inc., a Delaware corporation ("Amazon"), the Company, and Walnut Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of Amazon ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving company in the Merger.

        Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, each share of common stock, no par value, of the Company ("Whole Foods Shares") issued and outstanding immediately prior to the effective time of the Merger (other than Whole Foods Shares owned by the Company, Merger Sub, Amazon, or any of their respective direct or indirect wholly-owned subsidiaries, in each case, not held on behalf of third parties and Whole Foods Shares owned by shareholders who have exercised their rights as dissenting owners under Texas law) will be converted into the right to receive $42.00 per Whole Foods Share in cash, without interest.

        The Merger Agreement contains customary representations and warranties of the Company and Amazon relating to their respective businesses and organizations, in each case generally subject to materiality qualifiers. Additionally, the Merger Agreement provides for customary pre-closing covenants of the Company, including covenants relating to conducting its business in the ordinary course consistent with past practice and refraining from taking certain actions without Amazon's consent, covenants not to solicit proposals relating to alternative transactions or, subject to certain exceptions, enter into discussions concerning or provide information in connection with alternative transactions and covenants requiring the Company's board of directors (the "Board"), subject to certain exceptions, to recommend that the Company's shareholders approve the Merger Agreement.

        Prior to the approval of the Merger Agreement by the Company's shareholders, the Board may withdraw, qualify, or modify its recommendation that the Company's shareholders approve the Merger Agreement or approve, recommend, or otherwise declare advisable any Superior Proposal (as defined in the Merger Agreement) subject to complying with notice and other specified conditions.

        Amazon and the Company have agreed to use their respective reasonable best efforts, subject to certain exceptions, to, among other things, consummate the transactions contemplated by the Merger Agreement as promptly as reasonably practicable and obtain any required regulatory approvals. Amazon is not required to take any action or to agree to any restriction or condition with respect to any asset, operation or business or the conduct of business of Amazon, the Company or their respective subsidiaries, other than divestitures of certain of the Company's assets. Amazon is not permitted to acquire control of any third party in North America in the grocery industry that operates physical retail grocery stores if that would materially impact the regulatory approval process.

        Consummation of the Merger is subject to various conditions, including, among others, customary conditions relating to the approval of the Merger Agreement by the requisite vote of the Company's shareholders, and expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and Competition Act (Canada) clearance. The obligation of each party to consummate the Merger is also conditioned on the other party's representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement. The transaction is not conditioned on Amazon's receipt of financing.

        The Merger Agreement also provides for certain mutual termination rights of the Company and Amazon, including the right of either party to terminate the Merger Agreement if the Merger is not consummated by February 15, 2018 (the "Outside Date"), provided that the Outside Date may be extended by either party one time for a period of 90 days under certain circumstances. Either party may also terminate the Merger Agreement if the Company's shareholder approval has not been obtained at a duly convened meeting of the Company's shareholders or an order permanently restraining, enjoining, or otherwise prohibiting consummation of the Merger becomes final and non-appealable. In addition, Amazon may terminate the Merger Agreement if the Board changes its recommendation in favor of the Merger prior to approval of the Merger by the Company's shareholders.

        The Company will be required to pay a fee of $400 million (the "Termination Fee") if, prior to the approval of the Merger by the Company's shareholders, the Merger Agreement is terminated by Amazon because the Board has changed its recommendation in favor of the Merger or by the Company to enter into an agreement for an alternative transaction. The Company will also be required to pay the Termination Fee if the Merger Agreement is terminated in certain other circumstances and the Company enters into a definitive agreement with respect to, or consummates, an alternative transaction that results in a change of control of at least 50% of the Company's assets or equity.

        The foregoing description of the Merger Agreement is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

        Important Statement regarding the Merger Agreement.    The Merger Agreement has been included to provide investors with information regarding terms of the Merger. It is not intended to provide any other factual information about the Company, Amazon, or their respective subsidiaries or affiliates. The representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations, qualifications or other particulars agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts or made for other purposes, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        On June 14, 2017, the Company entered into a change of control letter agreement with Keith Manbeck, the Company's Executive Vice President and Chief Financial Officer, in accordance with his offer letter, dated May 2, 2017, with the Company (which was previously disclosed on the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 10, 2017). The change of control letter agreement provides that, if upon or following a change of control, Mr. Manbeck's employment is terminated by the Company without cause or Mr. Manbeck resigns with good reason, he will be entitled to receive the following, subject to his execution and non-revocation of a general release of claims in favor of the Company: (1) a lump sum cash payment equal to $2 million; (2) if such termination of employment occurs prior to the date on which the Company pays annual bonuses in respect of its 2017 fiscal year, an additional lump sum cash payment of $975,000; if such termination of employment occurs on or after the date on which the Company pays annual bonuses in respect of its 2017 fiscal year but prior to the date on which the Company pays annual bonuses in respect of its 2018 fiscal year, an additional lump sum cash payment of $650,000; and if such termination of employment occurs on or after the date on which the Company pays annual bonuses in respect of the 2018 fiscal year but prior to the date on which the Company pays annual bonuses in respect of the 2019 fiscal year, an additional lump sum cash payment of $325,000; (3) to the extent any portion of the restricted stock award or option award granted to Mr. Manbeck pursuant to his offer letter remains unvested as of such termination of employment, full accelerated vesting of such awards;

and (4) to the extent any portion of the $400,000 cash compensation payable under his offer letter in respect of equity awards of a prior employer that he forfeited remains unpaid as of such termination of employment, a lump sum cash payment equal to such unpaid portion.

        The foregoing description of the change of control letter agreement with Mr. Manbeck does not purport to be complete and is qualified in its entirety by reference to the full text of the change of control letter agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

        On June 15, 2017, the Board approved and adopted an amendment to and restatement of the Amended and Restated Bylaws of the Company (as so amended and restated, the "Amended and Restated Bylaws") to add a new Article X containing an exclusive forum provision and to clarify a potential ambiguity.

        The exclusive forum provision provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action brought on behalf of the Company, (2) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee or agent of the Company to the Company or the Company's shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (3) any action asserting a claim against the Company or any current or former director or officer or other employee or agent of the Company arising pursuant to any provision of the Texas Business Organizations Code or the Company's articles of incorporation or Amended and Restated Bylaws or (4) any action asserting a claim related to or involving the Company or any current or former director or officer or other employee or agent of the Company that is governed by the internal affairs doctrine shall, including any action to interpret, apply, enforce or determine the validity of any provision of the Act, the Articles of Incorporation or the Amended and Restated Bylaws, in each case, be the state district court of Travis County, Texas (or, if such court lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be the United States District Court for the Western District of Texas). The amendment also clarifies that directors may be removed by the affirmative vote of the holders of a majority of the shares entitled to vote for the election of directors.

        The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Bylaws. A copy of the Amended and Restated Bylaws is included as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01    Other Events.

        On June 16, 2017, the Company and Amazon issued a joint press release announcing that they have entered into the Merger Agreement. On June 16, 2017, the Company also made available a related infographic. Copies of the press release and the infographic are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated by reference herein.

*        *        *

Forward-Looking Statements

        Certain statements in this communication constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by words such as "anticipate," "believe," "intend," "estimate," "expect," "see," "continue," "could," "can," "may," "will," "likely," "depend," "should," "would," "plan," "predict," "target," and similar expressions, and may include references to assumptions and relate to Whole Foods Market, Inc.'s ("Whole Foods Market") future prospects, developments and business strategies. Except for the historical information contained herein, the matters discussed in this communication are forward-looking statements that involve risks and uncertainties that may cause

Whole Foods Market's actual results to be materially different from such forward-looking statements and could materially adversely affect its business, financial condition, operating results and cash flows. These risks and uncertainties include the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the failure to obtain the approval of Whole Foods Market's shareholders or required regulatory clearances or the failure to satisfy any of the other closing conditions to the Merger; potential disruption of management's attention from Whole Foods Market's ongoing business operations due to the Merger; the effect of the announcement of the Merger on the ability of Whole Foods Market to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; general business conditions; changes in overall economic conditions that impact consumer spending; the impact of competition; and other factors which are often beyond the control of Whole Foods Market, as well other risks listed in Whole Foods Market's Annual Report on Form 10-K for the fiscal year ended September 25, 2016 and risks and uncertainties not presently known to Whole Foods Market or that Whole Foods Market currently deems immaterial. Whole Foods Market wishes to caution you that you should not place undue reliance on such forward-looking statements, which speak only as of the date on which they were made. Whole Foods Market does not undertake any obligation to update forward-looking statements, except as required by law.

Important Additional Information and Where to Find It

        In connection with the proposed transaction, Whole Foods Market will file with the SEC and mail or otherwise provide to its shareholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, WHOLE FOODS MARKET'S SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that Whole Foods Market files with the SEC (when available) from the SEC's website at www.sec.gov and Whole Foods Market's website at http://investor.wholefoodsmarket.com/. In addition, the proxy statement and other documents filed by Whole Foods Market with the SEC (when available) may be obtained from Whole Foods Market free of charge by directing a request to Cindy McCann, Global Vice President, Investor Relations, Whole Foods Market, Inc., 550 Bowie Street, Austin, TX 78703, Phone: 512-542-0204. Media inquiries can be directed to Brooke Buchanan at Brooke.Buchanan@wholefoods.com, Phone: 512-542-0751.

Certain Participants in the Solicitation

        Whole Foods Market, its directors and certain of its executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Whole Foods Market shareholders with respect to shareholder approval of the proposed acquisition of Whole Foods Market. Information regarding the names of Whole Foods Market's directors and executive officers and their respective interests in Whole Foods Market by security holdings or otherwise is set forth in Whole Foods Market's Annual Report on Form 10-K for the fiscal year ended September 25, 2016 filed with the SEC on November 18, 2016, Whole Foods Market's definitive proxy statement for its 2017 Annual Meeting of Shareholders filed with the SEC on January 4, 2017 and Whole Foods Market's Current Report on Form 8-K dated May 10, 2017. To the extent holdings of such participants in Whole Foods Market's securities are not reported, or have changed since the amounts described in the proxy statement for the 2017 Annual Meeting of Shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge from the SEC's website at www.sec.gov and Whole Foods Market's website at http://investor.wholefoodsmarket.com.

Item 9.01    Financial Statements and Exhibits.

(d)
Exhibits

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated June 15, 2017, by and among Amazon.com, Inc., Walnut Merger Sub, Inc. and Whole Foods Market, Inc.†
3.1	Amended and Restated Bylaws of Whole Foods Market, Inc.
10.1	Change of Control Letter Agreement, dated as of June 14, 2017, by and between Whole Foods Market, Inc. and Keith Manbeck.
99.1	Press Release, dated June 16, 2017.
99.2	Infographic.

†
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WHOLE FOODS MARKET, INC.
Date: June 16, 2017	By:	/s/ HEATHER STERN
		Name:	Heather Stern
		Title:	General Counsel, Global Vice President of Legal Affairs

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated June 15, 2017, by and among Amazon.com, Inc., Walnut Merger Sub, Inc. and Whole Foods Market, Inc.†
3.1	Amended and Restated Bylaws of Whole Foods Market, Inc.
10.1	Change of Control Letter Agreement, dated as of June 14, 2017 by and between Whole Foods Market, Inc. and Keith Manbeck.
99.1	Press Release, dated June 16, 2017.
99.2	Infographic.

†
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.